Exhibt 23.3

KPMG LLP Suite 3100 717 North Harwood Street Dallas, TX 75201-6585

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Memorial Production Partners LP:

We consent to the incorporation by reference in the registration statement on Form S–3 of Memorial Production Partners LP of our reports dated March 7, 2014, with respect to the consolidated and combined balance sheets of Memorial Production Partners LP and subsidiaries (the Partnership) as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which appear in the December 31, 2013 annual report on Form 10-K of the Partnership and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated March 7, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states that the Partnership acquired certain oil and natural gas producing properties in the Permian Basin, East Texas, and the Rockies on October 1, 2013 from related parties (the Cinco acquisition), and management has excluded these properties from its assessment of the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2013. The Cinco acquisition’s internal control over financial reporting is associated with assets of approximately 30% of the Partnership’s total assets as of December 31, 2013 and revenues of approximately 26% of the Partnership’s total revenue for the year ended December 31, 2013 and is included in the consolidated and combined financial statements of the Partnership as of and for the year ended December 31, 2013. Our audit of the internal control over financial reporting of the Partnership also excluded an evaluation of the internal control over financial reporting of the Cinco acquisition. As discussed in Note 1 to the consolidated and combined financial statements, the balance sheets, and the related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Dallas, Texas

October 14, 2014

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.